Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-108306, 333-151416, 333-171429, 333-174730, 333-181849, 333-198719, 333-204367 and 333-212238) pertaining to the 1981 Share Option Plan, the Restricted Share Plan, the 1992 Directors Share Option Plan, the Amended and Restated 1998 Employee Stock Purchase Plan, the 2007 CEO Share Option Plan, the 2015 Employee Stock Purchase Plan and the Amended and Restated 2010 Long Term Incentive and Stock Award Plan of XOMA Corporation and in the Registration Statements (Form S-3 Nos. 333-183486, 333-191078, 333-196707 and 333-201882) of XOMA Corporation and the related Prospectuses, of our reports dated March 16, 2017, with respect to the consolidated financial statements of XOMA Corporation, the effectiveness of internal control over financial reporting of XOMA Corporation, and to the reference to our firm under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Annual Report (Form 10-K) of XOMA Corporation for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP
Redwood City, California
March 16, 2017